Exhibit P.9

Code of Ethics

August 2005

GENESIS

Code of Ethics

Contents

Introduction	1
A. Rules and Procedures for Personal Investing	2
B. Statement of Policies and Procedures on Insider Dealing	11
C. Policy on Gifts and Inducements	17
D. Additional Information	20

Appendix 1 - Beneficial Ownership	22
Appendix 2 - Reportable Securities	26
Appendix 3 - Acknowledgement of Receipt	29
Exhibit A – AMG Affiliated Mutual Funds	27

August 2005

Introduction

This document constitutes Genesis’ Code of Ethics. It has been divided into several sections namely the Rules and Procedures for Personal Investing, Statement of Policies and Procedures on Insider Dealing and Policy on Gifts and Inducements. This Code has been adopted by the Genesis Group and is drawn from a variety of legal and regulatory sources. References herein to Genesis or the Genesis Group shall mean Genesis Fund Managers, LLP (“GFM”) and its subsidiaries including Genesis Asset Managers, LLP (“GAM”), and Genesis Investment Management, LLP (“GIM”). References herein to Board of Directors shall mean for GFM and GAM, the Guernsey GFM Operating Committee, and for GIM, the UK Operating Board, as such terms are defined in the GFM Amended and Restated Limited Liability Partnership Agreement.

A.	Rules and Procedures for Personal Investing

I	Purpose and Scope

The Rules and Procedures for Personal Investing (the “Rules”) set out the requirements that must be undertaken for personal transactions in securities by persons associated with the Genesis Group. The Rules have been drawn from a variety of legal and regulatory sources including the provisions of Rule 17j-1 under the US Investment Company Act of 1940, as amended, (the “Investment Company Act”), Rules 204A-1, 204-2(a)(12) and 204-2(a)(13) under the US Investment Advisers Act of 1940, as amended, (the “Advisers Act”), the Rules of the UK Listing Authority, the Rules of the Financial Services Authority (“FSA”) and the UK Criminal Justice Act 1993.

The Rules however do not attempt to address all areas of potential liability under applicable laws. Accordingly, you are advised to seek advice from the Compliance Officer, or his designee, if you are unsure whether a transaction would be covered hereby.

The Rules are based on the general principles that the relevant officers, directors and employees of the Genesis Group owe a fiduciary duty to Clients, to among others: (i) place the interests of the Clients above their own; (ii) to conduct their personal securities transactions in a manner which does not interfere with Client transactions; and, (iii) not to create an actual or potential conflict of interest with a Client or otherwise take unfair advantage of their relationship to Clients. Persons covered hereby must adhere to these general principles as well as comply with the Rule’s specific provisions and all applicable federal securities laws. Technical compliance with the Rules will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual’s duties to Clients in general or to a specific Client.

Recognizing that certain requirements are imposed on investment advisers, investment managers and advisers to investment companies by FSA, the US Securities and Exchange Commission (“SEC”), the British Columbia Securities Commission, the Guernsey Financial Services Commission, the Investment Company Act and the Advisers Act, the Rules have been designed to provide protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. The provisions of these Rules, therefore, are designed to foster personal investments while minimizing conflicts under these circumstances and establishing safeguards against overreaching.

A.	Covered Persons

The provisions of these Rules applies to all employees of the Genesis Group and persons who have been registered by the Genesis Group with the FSA and SEC or who participate directly in regulated investment activities. If you are unsure as to whether you are a Covered Person, please contact the Compliance Officer.

B.	Covered Accounts

The provisions of the Rules apply to transactions in reportable securities for any account “beneficially owned” by any Covered Person. The term “beneficial ownership” is more encompassing than one might expect. A beneficial owner of a security includes any person who directly or indirectly through contract, arrangement, understanding relationship or otherwise has or shares voting power and/or investment power with respect to such security. (See Appendix I to these Rules for a more detailed discussion of beneficial ownership). Please contact the Compliance Officer if you are unsure as to whether you have beneficial ownership of particular securities or accounts.

C.	Securities

(i)	Covered Securities/House Funds

Genesis has established certain procedures to monitor individual transactions in Covered Securities. Covered Securities include all Emerging Market securities and all securities of any fund which is managed or advised by a member or affiliate of the Genesis Group (a “House Fund”).

(ii)	Reportable Securities

Genesis also has established procedures to monitor individual transactions in Reportable Securities. Reportable Securities is broadly construed and is set forth in detail on Appendix 2.

D.	Clients

A Client means any account to which any member of the Genesis Group (including without limitation GAM and GIM) acts as an investment adviser or investment manager.

II	Prohibited Activities

A.	Activities for Personal Benefit

Inducing or causing a Client to take action, or to fail to take action, for personal benefit rather than for the benefit of the Client is prohibited.

For example, you would violate this Code by causing a Client to purchase a security you owned for the purpose of supporting or increasing the price of that security. Causing a Client to refrain from selling a security in an attempt to protect a personal investment, such as an option on that security, also would violate this Code.

B.	Profiting From Knowledge of Client Transactions

Using your knowledge of Client transactions to profit by the market effect of such transactions is prohibited including dealing ahead of a Client’s order or ahead of a research recommendation.

C.	Certain Trades

Even the appearance of a Covered Person trading the same securities for his or her personal account on or about the same time as Genesis is trading for the Client may not be in the best interest of the Clients.

(i)	Client traded securities

A Covered Person may not buy or sell, directly or indirectly, a security a Client has traded within 7 calendar days on either side of the Client’s trade date (i.e., date of execution, not the settlement date). For example, assuming the day the Client trades a security is day 0, day 8 is the first day a Covered Person may trade that security for your own account. This prohibition is in addition to the pre-clearance restrictions set forth below. If application of this rule would work to the disadvantage of a Client (e.g., a Covered Person sold a security on day 0 and on day 3, after new events had occurred, Genesis determined that the Client should buy the same security) a Covered Person must apply to the Compliance Officer for an exception.

Furthermore, a Covered Person may not (x) buy, directly or indirectly, a security a Client has sold within 3 months of the Client’s trade date or (y) sell, directly or indirectly, a security a Client has bought within 3 months of the Client’s trade date.

(ii)	Securities under consideration for a Client

A Covered Person may not buy or sell, directly or indirectly, a Covered Security which is being considered for purchase or sale by a Client or there exists a pending buy or sell order for the Covered Security for the account of a Client.

(iii)	Initial Public Offerings

A Covered Person may not acquire, directly or indirectly, any beneficial ownership in any securities in an initial public offering without the prior approval in writing from the Compliance Officer. If such consent is given, the Covered Person is required to disclose such investment when participating in a Client’s subsequent consideration of an investment in such an issuer. In such an instance, the decision to purchase securities of the issuer on behalf of a Client should be subject to an independent review by Covered Persons with no personal interest in the issuer.

(iv)	Limited Offerings/Private Placements

A Covered Person may not acquire directly or indirectly any beneficial ownership in any securities in a limited offering or private placement without the prior written consent of the Compliance Officer. If such consent is given, the Covered Person is required to disclose such investment when participating in a Client’s subsequent consideration of an investment in such an issuer. In such an instance, the decision to purchase securities of the issuer on behalf of a Client should be subject to an independent review by Covered Persons with no personal interest in the issuer.

(v)	House Funds

A Covered Person may not deal in any securities of a House Fund during a “close period” in order to ensure that such persons do not abuse and do not place themselves under the suspicion of abusing price-sensitive information that they may have or be thought to have, especially in periods leading up to an announcement of results. (See also non-Public Material Information and Statement of Policies and Procedures on Insider Dealing below).

A “close period” is:

(a)	The period of two months immediately preceding the Preliminary Announcement of the company’s annual results or, if shorter, the period from the relevant financial year end up to and including the time of the announcement; and

(b)	The period of two months immediately preceding the Interim Announcement of the half-yearly results or, if shorter, the period from the relevant financial period end up to and including the time of the announcement.

If you are uncertain as to whether the trading date is during a “close period”, please contact the Compliance Officer.

(vi)	Short-term trading profits

A Covered Person shall not profit from the purchase and sale, or sale and purchase, of any Reportable Security within 60 days. Exceptional circumstances may be brought to the attention of the Compliance Officer and a specific waiver sought prior to trade.

(vii)	After Hours trading

No Covered Person shall be entitled to purchase or sell shares of any mutual fund for which Genesis acts as investment advisor or sub-advisor at any time following the close of the market on which such shares are traded.

(viii)	US Mutual Funds

No Covered Person shall engage in the purchase or sale of any shares of (i) any registered mutual funds for which Genesis acts as investment advisor or sub-advisor or (ii) any registered mutual funds which may be considered affiliated with AMG (“Affiliated Mutual Funds”) (see Exhibit A hereto).

D.	Violations of the Antifraud Laws and Regulations

Violations of the antifraud provisions of the federal securities laws and the rules and regulations promulgated thereunder, including the antifraud provision of Rule 17j-1 under the Investment Company Act are prohibited. In that Rule, the SEC specifically makes it unlawful for any person affiliated with Genesis in connection with the purchase or sale, directly or indirectly, by such person of a “security held or to be acquired” by a Client:

“(1)	To employ any device, scheme or artifice to defraud a Client;

(2)	To make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to the Client, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Client; or

(4)	To engage in any manipulative practice with respect to a Client.”

III	Procedures for Personal Account Trading

A.	Pre-Clearance

All Covered Persons must pre-clear with and receive approval from the Compliance Officer prior to (i) purchasing or selling, directly or indirectly, any Covered Security and (ii) purchasing, directly or indirectly, any security in a limited offering or initial public offering. A request for approval shall include all material information and respect to such trade. All approved orders must be executed within a 24 hour period from the day on which pre-clearance is granted. If any order is not timely executed, a request for pre-clearance must be re-submitted.

B.	House Broker

All trades in Covered Securities (as set forth in Paragraph A above) must be transacted through the Genesis House Broker, NCL Investments.

C.	Reporting

A Covered Person must report all transactions in Reportable Securities within 7 days of execution and submit a copy of the contract note or equivalent to the Compliance Officer. It is advisable to arrange for such documentation to be delivered directly from the broker to the Compliance Officer

Reporting within 7 days of a transaction is required for all Covered Persons in all Reportable Securities notwithstanding the fact that pre-clearance may have been granted.

D.	Periodic Reporting and Certification

Quarterly – Transactions Report

(i) All Covered Persons shall report to the Compliance Officer or his designee no later than 30 days after the end of a calendar quarter any transactions during the quarter in any Reportable Security in which such Covered Person has or by reason of such transaction acquires any direct or indirect beneficial ownership interest. Such report shall include the date and nature of the transaction, number of shares, principal amount, name of broker or bank through which transaction was effected. Such report shall also include the details of any new account established by the Covered Person during the quarter with a broker, dealer or bank.

(ii) A Covered Person may elect to have his initial and subsequent trades input into the confidential database maintained by the Compliance Officer or his designate and the Compliance Officer will prepare the quarterly report for approval by the Covered Person based on the information provided.

In addition to the transactions report as set forth in (i) and (ii) above, all Covered Persons shall also be asked to certify on a quarterly basis that they have read and complied with the Genesis Code of Ethics and have disclosed all personal securities transactions as required by the Code.

E.	Initial and Annual Holdings Report

All Covered Persons must provide a written list to the Compliance Officer of all Reportable Securities and personal brokerage accounts in which you are a beneficial owner of any securities in the account no later than 7 days after commencement of employment (Initial Holdings Report), and thereafter on an annual basis (Annual Holdings Report). Annual Holdings Reports shall be delivered to the Compliance Officer no later than January 30 of each calendar year. The information in either the Initial Holdings Report or Annual Holdings Report must be current as of a date not more than 45 days prior to the individual becoming a Covered Person or the date the report is submitted.

IV	Compliance Reporting

All Covered Persons are required to report all personal and beneficially owned securities transactions to the Compliance Officer. The Compliance Officer regularly reviews these personal transactions relative to the securities trades of the Clients, and may undertake a special review if deemed necessary or appropriate, if he has reason to believe that any Genesis employee has engaged, is engaged or is about to engage in insider trading.

V	Confidentiality of Personal Investing Matters

All personal matters discussed with the Compliance Officer (or his designee) and all confirmations, account statements and personal investment reports shall be kept in confidence but will be available for inspection by the relevant Boards of Directors including the Boards of Directors of GAM, and GIM and by the appropriate regulatory agencies.

VI	Reporting of Violations

If a person who is subject to this Code of Ethics becomes aware of any violation of the Code, the individual is required to report such violation to the Compliance Officer promptly. It is Genesis’ policy to investigate the potential violation promptly and confidentially. Retaliation against any individual who reports a violation is prohibited and constitutes a further violation of this Code of Ethics.

VII	Confidential Status of the Clients’ Portfolios

The current portfolio positions of the Clients managed, advised and/administered by a member of the Genesis Group and current portfolio transactions, programs and analyses must be kept confidential, including the portfolio holdings and transactions of Genesis managed mutual funds.

If non-public information regarding a Client’s portfolio should become known to any Covered Person whether in the line of duty or otherwise, he or she should not reveal it to anyone unless it is properly part of his or her work to do so.

If anyone is asked about a Client’s portfolio or whether a security has been sold or bought his or her reply should be that this is an improper question and that this answer doe not mean that the Client has bought, sold or retained the particular security. Reference however may of course be made to the latest published report of any Client’s portfolio that is the subject of a published report.

VIII	Services on a Board of Directors

A.	On a Publicly Traded Company

No Covered Person shall serve on the boards of directors of publicly traded companies absent prior authorisation of the relevant Board of Directors as to which he is a Covered Person. If such an authorisation is provided, the Compliance Officer will determine how to isolate the Covered Person serving as a director from participating in investment decision with respect to the pertinent company on a case by case basis and will bring such measures to the Board of Directors of GFM for approval.

B.	Other Activities

Covered Persons must seek the approval of the Board of Directors prior to acceptance of any outside business affiliations including directorships of private companies, consulting engagements, public/charitable positions, fiduciary appointments or executorship, trusteeship or power of attorney (other than with respect to a family member) appointment to a creditor committee.

IX	Non Public Material Information

In view of the many forms in which the subject of “inside information” can arise, a Covered Person must take a careful and conservative approach to ensure that no action should be taken where “inside information” may be involved without a thorough review by the Compliance Officer.

Material inside information is any information about a company or the market for the company’s securities which has come directly or indirectly from the company or from a person with a fiduciary duty to the company and which has not been disclosed generally to the market place, the dissemination of which is likely to be considered important by reasonable investors including speculative investors in determining whether to trade in such securities.

Information should be presumed “material” if it relates to such matters as dividends increases or decreases, earning estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisitions proposals or agreements, significant new products or discoveries extraordinary borrowing major litigation , liquidity problems, extraordinary management developments, purchase or sale of substantial assets etc.

“Inside information” is information that has not been publicly disclosed. Information received about a company under circumstances which indicate that it is not yet in general circulation and that such information may be attributable directly or indirectly to the company (or its insiders) should be deemed inside information.

Whenever a Covered Person receives material information about a company which he or she knows or has reason to believe is directly or indirectly attributable to such company (or its insiders) the Covered Person must determine that the information is public before trading or recommending trading on the basis of such information or before divulging such information to any person who is not an employee of a member of the genesis Group or a party to the transaction. As a rule, one should be able to point to some fact to show that the information is generally available; for example, its announcement on the broad tape of by Reuters, The Wall Street Journal, or trade publications. If the Covered Person has any question at all as to whether the information is material or whether it is inside and not public, he or she must resolve the question or questions before trading, recommending trading of divulging the information. If any doubt at all remains, the Covered Person must consult the Compliance Officer.

A more detailed discussion of insider dealing is set forth in the Statement of Policies and Procedures on Insider Dealing below.

X	Employee Education

To ensure that every Covered Person understands the firm’s policies and procedures with respect to insider trading, the following will occur:

Initial Review For New Employees

All Covered Persons will be given a copy of this Statement as part of the Code of Ethics at the time of their employment and will be required to read and sign each. The Compliance Officer will review the Statement with each new employee at the time of his or her employment.

Annual Review

The Compliance Officer will review this Statement and the Code of Ethics at least annually and update where and when appropriate.

XI	Recordkeeping

The Genesis Group shall maintain the following records:

•	A copy of the Code that is in effect, or within the past five years was in effect

•	Records of any violation of the Code and any action taken as a result of the violation

•	A copy of each report made by a Covered Person pursuant to this Code

•	A record of the names of all persons who are currently, or within the past five years were, Covered Persons

•	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve the purchase of securities in limited offerings and in IPOs

•	A record of all written acknowledgements of receipt of the Code and amendments for all persons who are or within the past five years were employees

•	A copy of the written report provided to Genesis Funds’ board of directors, in accordance with paragraph (c)(2)(ii) of Rule 17j-1

The retention period for these records is five years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two years in an appropriate office.

B.	STATEMENT OF POLICIES AND PROCEDURES ON INSIDER DEALING

Introduction

Genesis’ reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance. To preserve this reputation, it is essential that all transactions in securities be effected in conformity with applicable securities laws. In particular, it is Genesis’ long-standing policy that no employee should knowingly trade in securities on the basis of material, nonpublic information. This is sometimes referred to as “insider trading”.

This Statement of Policies and Procedures on Insider Dealing (the “Statement”) is issued in response to legislative and regulatory initiatives and activities, and constitutes a written supplement to the principles of the Code of Ethics.

In November, 1988, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) was enacted into US law. The Act is designed to add to the enforcement of securities laws, particularly in the area of insider trading, by imposing severe penalties on persons who violate the laws by trading on material, nonpublic information. The Act also imposes on broker-dealers and investment advisers the explicit obligation to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of inside information. In addition, in recent years insider trading has become a top enforcement priority of the SEC and the United States Attorneys. As a result of insider trading violations, both the firm and the employee(s) involved could be subject to disciplinary action or fines by the SEC, damage actions brought by private parties and criminal prosecutions.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market, or to deal with or through a professional intermediary or by acting himself as a professional intermediary.

Purpose of Statement

The purpose of this statement is to explain: (1) the general legal prohibitions regarding insider trading; (2) the meaning of the key concepts underlying the prohibition; (3) the sanctions for insider trading and expanded liability for controlling persons; and (4) your obligations in the event you learn of material, nonpublic information. This Statement is intended to cover both the US and UK prohibition on insider dealing.

Applicability

This Statement applies to all Covered Persons as set forth in the Rules and Procedures for Personal Investing and whether they deal for Clients or their personal account.

The Basic Insider Trading Prohibition

In general, the “insider trading” legislation and the related rules prohibit any person from:

•	trading while in possession of material, non-public information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

in breach of a duty of trust or confidence owed by that person directly or indirectly to the issuer.

In addition, an SEC rule prohibits an individual from trading while in possession of material, nonpublic information relating to a tender offer, whether or not trading involves a breach of duty, except for a firm acting in compliance with Chinese Wall procedures.

Although Genesis has a fiduciary relationship with its clients, Genesis has no legal obligation to trade or recommend trading on the basis of information its employees know to be “inside” information. In fact, such conduct could violate the federal securities laws.

Basic Concepts

The Act does not specifically define insider trading. However, federal law prohibits knowingly or recklessly purchasing or selling directly or indirectly a security while in possession of material, nonpublic information or communicating (“tipping”) such information in connection with a purchase or sale. Under current case law, the SEC must establish that the person misusing the information has breached either a fiduciary duty to the shareholders or some other duty not to misappropriate insider information. Thus, the key aspects of insider trading are: (A) materiality, (B) nonpublic information, (C) knowing or reckless action and (D) breach of fiduciary duty or misappropriation. Each aspect is briefly discussed below.

A.	Materiality

Insider trading restrictions arise only when information that is used for trading, recommending or tipping is “material”. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. It need not be so important that it would have changed the investor’s decision to buy or sell.

On the other hand, not every tidbit of information about a security is material. The courts have held that information that merely tests “the meaning of public information” or that fills in the mosaic of various pieces of research analysis is not material.

Under the UK legislation, securities are “price affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities.

B.	Nonpublic Information

Information is considered public if it has been disseminated in a manner making it available to investors generally (e.g., national business and financial news wire services, such as Dow Jones, Bloomberg and Reuters; national news services, such as Associated Press, New York Times or Wall Street Journal; broad tapes; SEC reports; brokerage firm reports).

Just as an investor is permitted to trade on the basis of nonpublic information that is not material, he or she may also trade on the basis of information that is public. However, information given by a company director to an acquaintance of an impending takeover prior to that information being made public would be considered both “material” and “nonpublic.” Trading by either the director or the acquaintance prior to the information being made public would violate the federal securities laws.

C.	Knowing

Under the federal securities laws, a violation of the insider trading limitations requires that the individual act with “scienter” - with knowledge that his or her conduct may violate these limitations or in a reckless manner. Recklessness involves acting in a manner which ignores circumstances which a reasonable person would conclude would result in a violation of insider trading limitations.

D.	Fiduciary Duty

The general tenor of recent US court decisions is that insider trading does not violate the federal securities laws if the trading, recommending or tipping of the insider information does not result in a breach of duty. Over the last decade, the SEC has successfully brought cases against accountants, lawyers and stockbrokers because of their participation in a breach of an insider’s fiduciary duty to the corporation and its shareholders. The SEC has also successfully brought cases against noncorporate employees who misappropriated information about a corporation and thereby allegedly violated their duties to their employers. Consequently, the situations in which a person can trade on the basis of material, nonpublic information without raising a question whether a duty has been breached are so rare, complex and uncertain that the only prudent course is not to trade, tip or recommend based on inside information. In addition, trading by an individual while in possession of material, nonpublic information relating to a tender offer is illegal irrespective of whether such conduct breaches a fiduciary duty of such individual.

Set forth below are several situations where courts have held that such trading involves a breach of fiduciary duty or is otherwise illegal.

1.	Corporate Insider

In the context of interviews or other contact with corporate management, the US Supreme Court held that an investment analyst who obtained material, nonpublic information about a corporation from a corporate insider does not violate insider trading restrictions in the use of such information unless the insider disclosed the information for “personal gain.” However, personal gain may be defined broadly to include not only a pecuniary benefit, but also a reputational benefit or a gift. Moreover, selective disclosure of material, nonpublic information to an analyst might be viewed as a gift.

2.	Tipping Information

The Act includes a technical amendment clarifying that tippers can be liable as primary violators of insider trading prohibitions, and not merely as aidors and abettors of a tippee’s violation. In enacting this amendment, Congress intended to make clear that tippers cannot avoid liability by misleading their tippees about whether the information conveyed was nonpublic or whether its disclosure breached a duty. However, Congress recognized the crucial role of securities analysts in the smooth functioning of the markets, and emphasized that the new direct liability of tippers was not intended to inhibit “honest communications between corporate officials and securities analysts.”

3.	Corporate Outsider

Additionally, liability could be established when trading occurs based on material, nonpublic information that was stolen or misappropriated from any other person, whether a corporate insider or not. An example of an area where trading on information may give rise to liability, even though from outside the company whose securities are traded, is material, nonpublic information secured from an attorney or investment banker employed by the company.

4.	Tender Offers

The SEC has adopted a rule specifically prohibiting trading while in possession of material information about a prospective tender offer before it is publicly announced. This rule also prohibits trading while in possession of material information during a tender offer which a person knows or has reason to know is not yet public. Under the rule, there is no need for the SEC to prove a breach of duty. Furthermore, in the SEC’s view, there is no need to prove that the nonpublic, material information was actively used in connection with trading before or during a tender offer. However, this rule has an exception that allows trading by one part of a securities firm where another part of that firm has material, nonpublic information about a tender offer if certain strict (Chinese Wall) procedures are followed.

5.	Covered Persons

Each provision of these Rules applies to all Covered Persons as defined above.

Sanctions and Liabilities

Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Genesis. These could involve SEC administrative sanctions, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.

Similarly, Part V of the UK Criminal Justice Act 1993 makes it a criminal offence with a maximum penalty of seven years’ imprisonment and an unlimited fine, for an individual to engage in insider dealing.

Even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Statement and the Code may result in termination of your employment and referral to the appropriate authorities.

Controlling Persons

The Act increases the liability of “controlling persons” - defined to include both an employer and any person with the power to influence or control the activities of another. For purposes of the Act, any individual or firm that is a director or officer exercising policy making responsibility is presumed to be a controlling person. Thus, a controlling person may be liable for another’s actions as well as his or her own.

A controlling person of an insider trader or tipper may be liable if such person failed to take appropriate steps once such person knew of, or recklessly disregarded the fact that the controlled person was likely to engage in, a violation of the insider trading limitations. The Act does not define the terms, but “reckless” is discussed in the legislative history as a “heedless indifference as to whether circumstances suggesting employee violations actually exist.”

A controlling person of an insider trader or tipper may also be liable if such person failed to adopt and implement measures reasonably designed to prevent insider trading. This Statement and the Code are designed for this purpose, among others.

Procedures To Be Followed When Receiving Inside Information

General

Whenever a Covered Person receives what he or she believes may be material, nonpublic information, he or she:

•	should not trade on his or her own behalf or on behalf of a Client, private proprietary accounts or other accounts in the securities to which the information relates, tip the information to others or recommend purchase or sale of securities while that information remains nonpublic.

•	should promptly contact the Compliance Officer and refrain from disclosing the information to anyone else, unless specifically advised to do so by the Compliance Officer.

C.	POLICY ON GIFTS AND INDUCEMENTS

Genesis generally prohibits employees from receiving gifts, gratuities and other inducement from any person or entity that does business with the Genesis Group or from any entity which is a potential Client investment. As set forth below, Genesis has adopted specific policies, restrictions and procedures to be observed by employees with respect to business-related gifts and related matters

1.	Giving of Gifts and Inducements

a.	General

It is absolutely forbidden for Covered Persons to provide any gift or inducement to any party which conflicts to their duty with Clients.

b.	Giving of Gifts

It is not Genesis’ policy to provide gifts of any sort.

If it is a member of staff’s wish to give a gift it should be cleared with the Chairman or Compliance Officer beforehand.

c.	Provision of Hospitality

Hospitality may only be provided in the presence of at least one member of Genesis and preferably when more than one is present. All hospitality that is provided should be reasonable given the circumstances. Please be advised that additional prohibitions or restrictions may apply with respect to gifts and/or entertainment extended to certain public officials. Please refer to the Compliance Officer if you have any questions.

If a member of staff considers that the hospitality could be regarded by an independent observer as being excessive, they should clear the item with a Director or the Compliance Officer before the hospitality is provided.

d.	Requests for Charitable or Political Contributions from Clients

Where at all possible, requests for Charitable Contributions from Clients should be politely declined. However, where executives feel that it is impossible to do this without causing offence, the payment should be cleared with the Chairman before payment. All requests for political contributions from Clients shall be declined and referred to the Compliance Officer.

2.	Accepting Gifts or Inducements

a.	General

It is absolutely forbidden for Covered Persons to receive any gift or inducement from any party which conflicts to their duty with Clients.

b.	Accepting Gifts

Gifts should only be accepted from Clients or service providers where they are reasonable and are in keeping with the nature of the relationship. Cash or its equivalent should always be declined. Where it is impossible to refuse a gift that is clearly inappropriate, the recipient should notify the Chairman or the Compliance Officer. The gift will either be retained for Company use or distributed amongst all members of staff.

All gifts with a monetary value of more than £25 (US$40) should be reported to the Chairman or the Compliance Officer on the attached form.

c.	Receiving Hospitality

A modest level of entertaining is part of commercial life and inevitably Genesis’ suppliers will offer hospitality to staff. Hospitality is subject to the general rule of appropriateness, additionally staff are forbidden from accepting hospitality when members of the providing supplier are not present. Therefore if a supplier provides tickets to an event but does not propose to attend himself, the tickets supplied should be treated as a gift rather than hospitality and subject to those rules. Similarly, travel to and from hospitality should not be accepted unless it is clearly part of the event, is provided to all attendees and is in the company of the provider.

Examples of hospitality that may be considered non-permissible include hospitality received from brokers to whom Genesis sends brokerage, including, but not limited to:

•	Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed; or

•	Tickets to major sporting events, where the face value of the tickets exceeds the de minimis value, as determined by the Compliance Officer (e.g., World Cup tickets, Wimbledon final round tickets, etc.).

Any hospitality with an open market value of more than US$400 should be reported to the Compliance Officer using the attached form.

Gift/Hospitality

Registration Form

Name of Client/Company Providing Gift/Hospitality

Date

Nature of Gift/Hospitality

Estimated Monetary Value

Genesis Staff Attending

Approved by Chairman/Compliance Officer

D.	ADDITIONAL INFORMATION

Compliance Officer

Martyn Ryan has been appointed the Compliance Officer of the Genesis Group. For those Genesis Group offices located outside of the UK, a local compliance officer may also be appointed to comply with any additional local regulations.

Enforcement

In order to ensure that the Code of Ethics is not only be adopted but also be enforced with reasonable diligence, records of any violation of the Code of Ethics and of the actions taken as a result of such violations will be kept.

Review and Reports of the Compliance Officer

The Compliance Officer or his designate will review on a regular basis the reports filed pursuant to this Code. In this regard, the Compliance Officer will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in this Code of Ethics.

Sanctions

The Compliance Officer or his designate shall report to the appropriate Board of Directors any violation of the Rules. The Board may impose sanctions as it deems appropriate including a letter of censure, fines or suspension or termination of the employment of the Covered Person or a request for disgorgement of any profits received from a securities transaction in violation of these Rules.

Board of Directors Annual Review

Annually, the Board of Directors of GFM, GAM and GIM shall receive a written report from the Compliance Officer containing the following:

•	Current version of the Code of Ethics

•	Identification of issues arising under the Code and any material violations thereof (including any sanctions imposed)

•	List of recommendations if any to revise the Code.

Board of Directors Annual Approval

Annually the Boards of Directors of GFM, GAM, and GIM (including where applicable a majority of the outside directors) shall approve the Code of Ethics and any material changes to it.

Acknowledgement

Each new Covered Person will be given a copy of the Code of Ethics and these Rules upon commencement of employment and on an annual basis thereafter. Within 7 days thereafter, you must file an acknowledgment stating that you have read and understand the provisions of the Code of Ethics and the Rules and Procedures for Personal Investing including all Appendices thereto and provide a written list to the Compliance Officer of all Reportable Securities and brokerage accounts in which you are a beneficial owner of any securities in the account. In the event a material change has been made to the Code of Ethics, the amended Code of Ethics will be given to all Covered Persons, who must acknowledge receipt of such amended Code of Ethics A form of the Acknowledgement is attached hereto at Appendix 3.

Principles Applicable to External Investment Advisers

In order to exercise our statutory standard of care as manager of our funds, Genesis will require any external investment advisor employed to confirm in writing that, in providing investment advisory services to our funds, it will:

•	act honestly, in good faith and in the best interests of the funds and exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances, or otherwise adhere to the standard of care required of a reasonably prudent manager in its home jurisdiction;

•	comply with all securities laws applicable in its home jurisdiction with respect to any activities carried out on behalf of the funds;

•	require the portfolio managers and any insiders of the funds’ portfolio activities to place the interests of the funds first, ahead of their own interests, in all personal trading conflicts of interests involving securities which would not be exempt securities under this Code; and

•	submit a report annually to Genesis confirming compliance with these personal trading standards in respect of the advisory services provided to the funds.

APPENDIX I - BENEFICIAL OWNERSHIP

As used in the Rules, beneficial ownership will be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the US Securities Exchange Act of 1934 as amended (“1934 Act”) and the rules and regulations thereunder which generally speaking encompass those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of a Covered Security regardless of the identity of the registered owner.

Using the above-described definition as a broad outline, the ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors to be considered are the ability of the person to benefit from the proceeds of the security, and the degree of the person’s ability to exercise control over the security.

1.	Securities Held By Family Members

As a general rule, a person is regarded as having an indirect pecuniary interest in, and therefore is the beneficial owner of, securities held by any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, “immediate family”) sharing the same household. Adoptive relationships are included for purposes of determining whether securities are held by a member of a person’s immediate family.

2.	Securities Held By A Corporation Or Similar Entity

A person shall not be regarded as having a direct or indirect pecuniary interest in, and therefore shall not be the beneficial owner of, portfolio securities held by a corporation or similar entity in which the person owns securities provided that (i) the person is not a controlling shareholder of the entity or (ii) the person does not have or share investment control over the entity’s portfolio securities. “Portfolio securities” means all securities owned by an entity other than securities issued by the entity. Business trusts are treated as corporations for these purposes. In addition, the 1934 Act makes no distinction between public and private corporations for purposes of determining beneficial ownership.

3.	Securities Held In Trust

In general, a person’s interest in a trust will amount to an indirect pecuniary interest in the securities held by that trust. However, the following persons shall generally not be deemed beneficial owners of the securities held by a trust:

a)	Beneficiaries, unless (i) the beneficiary has or shares investment control with the trustees with respect to transactions in the trust’s securities, (ii) the beneficiary has investment control without consultation with the trustee, or (iii) if the trustee does not exercise exclusive investment control, the beneficiary will be the beneficial owner to the extent of his or her pro rata interest in the trust.

b)	Trustees, unless the trustee has a pecuniary interest in any holding or transaction in the securities held by the trust. A trustee will be deemed to have a pecuniary interest in the trust’s holdings if at least one beneficiary of the trust is a member of the trustee’s immediate family.

c)	Settlors, unless a settlor reserves the right to revoke the trust without the consent of another person; provided, however, that if the settlor does not exercise or share investment control over the issuer’s securities held by the trust the settlor will not be deemed to be the beneficial owner of those securities.

Indirect pecuniary interest for purposes of Section 16 also includes general partner’s proportionate interest in the portfolio securities held by a general or limited partnership.

Finally, beneficial ownership is not deemed to be conferred by virtue of an interest in:

i)	portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;

ii)	portfolio securities held by any investment company registered under the Investment Company Act of 1940; or

iii)	securities comprising part of a broad-based publicly-traded market basket or index of stocks approved for trading by the appropriate federal governmental authority.

Examples Of Open Beneficial Ownership

1.	Securities Held by Family Members

(a)	Example:

X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husband, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y’s resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other’s securities.

(b)	Example:

X and Y are separated and have filed for divorce. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife and his wife has no control over his financial affairs. Neither X nor Y is deemed a beneficial owner of the other’s securities.

(c)	Example:

X’s adult son Z lives in X’s home. Z is self-supporting and contributes to household expenses. X is deemed a beneficial owner of Z’s securities.

(d)	Example:

X’s mother A lives alone and is financially independent. X has power of attorney over his mother’s estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back Clients with interest, if at all. X takes out personal loans from A’s bank in A’s name, the interest from such loans being paid from A’s account. X is a significant heir of A’s estate. X is deemed a beneficial owner of A’s securities.

2.	Securities Held by a Company

(a)	Example:

O is a holding company with 5 shareholders. X owns 30% of the shares in the company. X will be presumed to have beneficial ownership of the securities owned by O.

3.	Securities Held in Trust

(a)	Example:

X is trustee of a trust created for his two minor children. When both of X’s children reach 21, each will receive an equal share of the corpus of the trust. X is deemed a beneficial owner of the securities in the trust.

(b)	Example:

X is trustee of an irrevocable trust for his daughter. X is a director of the issuer of the equity securities held by the trust. The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, X is entitled to the corpus. X should report the holdings and transactions of the trust as his own.

APPENDIX 2 - REPORTABLE SECURITIES

The term Reportable Security shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act and shall include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificate, preorganisation certificate or subscription, transferable shares, investment contract, voting trust certificate, certificate of deposit of a security, fractional undivided interest in oil gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into in a national securities exchanges relating to a foreign currency or in general, any interest or instrument commonly known as a security or any certificate or interest or participation in temporary or interim certificate for, receipt for guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

A Reportable Security shall include the list of AMG Affiliated Mutual Funds attached hereto as Exhibit A.

Exhibit A

AMG Affiliated Mutual Funds

Updated November 2004

	Name of Affiliate	Name of Affiliated Fund
Mutual Funds (sponsored)
	Friess	Brandywine Advisors Fund
Brandywine Blue Fund
Brandywine Fund

	Managers	Managers Balanced
Managers Bond
Managers Capital Appreciation
Managers Convertible Securities
Managers Emerging Markets Equity
Managers Fixed Income
Managers Global Bond
Managers High Yield
Managers Intermediate Duration Government
Managers International Equity
Managers Large-Cap
Managers 20
Managers Mid-Cap
Managers Money Market
Managers Science & Technology
Managers Short Duration Government
Managers Small Company
Managers Special Equity
Managers Total Return Bond
Managers Value

Managers AMG Burridge Small Cap Growth Fund
Managers AMG Essex Aggressive Growth Fund
Managers AMG Essex Large Cap Growth Fund
Managers AMG First Quadrant Tax-Managed Equity Fund
Managers AMG Rorer Mid Cap Fund
Managers AMG Rorer Large Cap Fund
Managers AMG Systematic Value Fund

	Skyline	Special Equities Portfolio

	Third Avenue	Ofivalmo (Ofi Select - Third Avenue US Equity)
Third Avenue International Value Fund
Third Avenue Real Estate Value Fund
Third Avenue Small-Cap Value Fund
Third Avenue Value Fund
Third Avenue Variable Series Trust

	Tweedy, Browne	Tweedy, Browne American Value Fund
Tweedy, Browne Global Fund
Multi Style Equity Trust US Segment Value

Mutual Funds (subadvised)
	Burridge	Managers AMG Burridge Small Cap Growth Fund
Roszel/Sound Large Cap Core Portfolio

	Davis Hamilton	Memorial Fund Growth Equity

	Essex	Managers AMG Essex Aggressive Growth Fund
Managers AMG Essex Large Cap Growth Fund
Managers Capital Appreciation Fund
Managers Special Equity Fund

	First Quadrant	Managers AMG First Quadrant Tax-Managed Equity Fund
Fremont Global Fund
Fremont Structured Core Fund

	Friess	Masters Select Equity
Masters Select Smaller Companies

	Renaissance	Atlas Strategic Growth Fund

	Rorer	Manulife MIT Core Value Trust
Managers AMG Rorer Mid Cap Fund
Managers AMG Rorer Large Cap Fund

	Skyline	Managers Special Equities Fund

	Systematic	Small Cap Multi-Managers Series/Wilmington Investment Trust
Managers AMG Systematic Value Fund
Wells Fargo Large Cap Value Fund

	Third Avenue	Aegon WRL Transamerica Series Third Ave Value
Focused Multi-Cap Value
Metlife Third Avenue Small-Cap Value
Seasons Series Trust Focus Value
Touchstone Legends Third Avenue Value Fund

APPENDIX 3

To: The Compliance Officer

ACKNOWLEDGEMENT OF RECEIPT

I acknowledge receipt of the Genesis Code of Ethics which includes the Rules and Procedures for Personal Investing, Statement of Policies and Procedures on Insider Dealing and Policy on Gifts and Inducements.

I confirm that I have read and understand the policies that apply to me, and acknowledge that my personal and beneficially owned securities transactions are subject to the terms of the Code of Ethics. I certify to the best of my knowledge that all my personal and beneficially owned securities transactions have been reported as required by and are consistent with the terms of the Code of Ethics and that I will conduct myself in accordance therewith.

Name:
(please print)

Signature:

Date: